Exhibit 5.1

January 31, 2019

Eagle Materials Inc.

5960 Berkshire Lane, Suite 900

Dallas, Texas 75225

Ladies and Gentlemen:

Reference is made to the Post-Effective Amendment No. 1 to be filed on or about January 31, 2019 (the “Amendment”) to the Registration Statements on Form S-8 (File Nos. 33-82928 and 84394) (the “Original Registration Statements”) filed by Eagle Materials Inc., a Delaware corporation (formerly known as Centex Construction Products, Inc.) (the “Company”), with the Securities and Exchange Commission (the “SEC”) on August 16, 1994 and September 27, 1994 under the Securities Act of 1933, as amended. The Original Registration Statements registered (i) 1,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), reserved for issuance pursuant to the Profit Sharing and Retirement Plan of Eagle Materials Inc. (formerly known as the Profit Sharing and Retirement Plan of Centex Construction Products, Inc.) (the “Salaried Plan”), (ii) 24,000 shares of Common Stock reserved for issuance pursuant to the Hourly Profit Sharing Plan of Eagle Materials Inc. (formerly known as the Hourly Profit Sharing and Retirement Plan of Centex Construction Products, Inc.) (the “Hourly Plan”) and (iii) an indeterminate amount of interests to be offered or sold pursuant to the Salaried Plan and the Hourly Plan.

Effective January 1, 2019, the Salaried Plan was merged with and into the Hourly Plan, and the name of the Hourly Plan was changed to the Eagle Materials Inc. Retirement Plan (the “Surviving Plan”). The Amendment reflects that all shares of Common Stock previously registered under the Original Registration Statements and not yet sold or otherwise issued pursuant to the Salaried Plan or the Hourly Plan (the “Carryover Shares”) shall remain available for issuance and sale under the Surviving Plan.

I am passing upon certain legal matters with respect to the Carryover Shares. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In my capacity as Executive Vice President, General Counsel and Secretary of the Company, I have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Surviving Plan, corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of other officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, I have assumed that the signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of this opinion that the consideration received by the Company for the Carryover Shares will be not less than the par value of the Carryover Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Carryover Shares, when issued by the Company in accordance with the terms of the Surviving Plan, will have been duly authorized by all necessary corporate action on the part of the Company; and, upon issuance of such Carryover Shares from time to time pursuant to the terms of the Surviving Plan against payment of the consideration therefor, such Carryover Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the original issuance of Carryover Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it. This opinion letter is solely for the use of the Company in connection with the Amendment. The opinions expressed herein are limited to the matters set forth herein, and no opinions should be inferred beyond the matters expressly stated. The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware as in effect on the date hereof. I hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Amendment. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ James H. Graass